UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 27, 2012

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On March 28, 2012, Barrett Business Services, Inc. (the "Company") issued 34,800 shares of Series A Nonconvertible, Non-voting Redeemable Preferred Stock ("Series A Preferred Stock"). The initial dividend rate on the Series A Preferred Stock is 5% per annum, payable semi-annually at the Company's option in cash or additional shares of Series A Preferred Stock. The dividend rate will increase by 2% annually beginning April 1, 2013 until all the Series A Preferred Stock has been redeemed. No dividends will be payable on shares of Series A Preferred Stock, if any, that are redeemed prior to September 28, 2012.

As a result of the issuance of the Series A Preferred Stock, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or retire, shares of its Common Stock, par value $0.01 per share (the "Common Stock"), is subject to restrictions, including a restriction against declaring, paying or setting apart funds for the payment of dividends on the Common Stock, or repurchasing, redeeming, or otherwise retiring, or setting aside funds for such repurchase, redemption or retirement, of Common Stock, unless all accrued and unpaid dividends in respect of the Series A Preferred Stock have been paid or set apart for such payment on the Series A Preferred Stock for all prior dividend periods.

In addition, upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred Stock then outstanding are entitled to be paid, or have the Company declare and set apart for payment, out of the assets of the Company legally available for distribution to its stockholders, before any distribution of assets is made to holders of Common Stock, a liquidation preference per share of Series A Preferred Stock equal to the sum of (i) $1,000.00 (as may be adjusted in accordance with the Series A Preferred Stock terms) and (ii) all accrued and unpaid dividends.

Although holders of the Series A Preferred Stock generally have no voting rights, the Company is not permitted to (A) amend its Charter so as to materially and adversely affect the rights of the Series A Preferred Stock or (B) create or issue any additional shares of Series A Preferred Stock (other than in satisfaction of dividends payable on the shares of Series A Preferred Stock issued on March 28, 2012 or thereafter as dividends on such shares) or any preferred stock that is senior to or on a parity with the Series A Preferred Stock with respect to dividends and liquidation preference, unless such action is approved by the affirmative vote of the holders of at least 85% of the Series A Preferred Stock outstanding at the time voting as a separate class.

Item 5.01 Change in Control of Registrant.

On March 9, 2012, the Company entered into a stock repurchase agreement with Kimberly J. Jacobsen Sherertz in her capacities as Personal Representative of the Estate of William W. Sherertz and Trustee of the Barrett Share Trust under the Estate, and Kimberly J. Jacobsen Sherertz individually. Pursuant to the agreement, the Company agreed to acquire 2,485,929 shares of the Common Stock held by the Estate at a price of $20.00 per share, for aggregate consideration of $49,718,580 consisting of $20,745,580 in cash at closing and 28,973 shares of Series A Preferred Stock. A copy of the agreement was attached as Exhibit 10.1 to the Company's Form 8-K filed on March 13, 2012.

On March 9, 2012, the Company also entered into a stock repurchase agreement with Nancy Sherertz to acquire 500,000 shares of the Common Stock at a price of $20.00 per share for aggregate consideration of $10,000,000 consisting of $4,173,000 in cash at closing and 5,827 shares of Series A Preferred Stock. A copy of the agreement was attached as Exhibit 10.2 to the Company's Form 8-K filed on March 13, 2012.

The stock repurchases were completed on March 28, 2012. The repurchased shares constituted approximately 30% (25% held by the Estate and 5% held by Nancy Sherertz) of the issued and outstanding Common Stock immediately before completion of the repurchases. Except in the limited circumstances described in Item 3.03 above, the holders of the Series A Preferred Stock have no voting rights. The Estate now holds no capital stock of the Company with voting rights in the election of directors. Kimberly J. Jacobsen Sherertz individually holds voting rights equivalent to approximately 0.8% of the outstanding shares of Common Stock. Nancy Sherertz holds voting rights equivalent to approximately 4.3% of the outstanding shares of Common Stock. To the knowledge of the Company, no person or control group has sufficient voting power to exercise control over the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 27, 2012, Article III of the Charter of the Company was amended to classify and designate 50,000 shares of authorized but unissued Series A Preferred Stock. The classification and designation of the Series A Preferred Stock was approved by the Board of Directors of the Company and was not subject to stockholder approval under the Maryland General Corporation Law.

A copy of the Articles Supplementary effecting the Charter amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On March 29, 2012, the Company issued a news release reporting the completion of the repurchase of approximately 30% of the outstanding shares of Common Stock, which included 2,485,929 shares of Common Stock repurchased from the Estate and 500,000 shares of Common Stock repurchased from Nancy Sherertz.

A copy of the news release is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.1	Articles Supplementary relating to Series A Nonconvertible, Non-voting Redeemable Preferred Stock filed March 27, 2012.

Exhibit 99.1	News Release dated March 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: March 29, 2012	By:	/s/ James D. Miller
James D. Miller Vice President-Finance, Treasurer and Secretary